Compaq Computer Corporation Public Relations Department	P.O. Box 692000 Houston, Texas 77269-2000 Tel 281-514-0484 Fax 281-514-4583 http://www.compaq.com	News Release

COMPAQ COMPUTER LOGO
FOR IMMEDIATE RELEASE

Compaq Reports Third Quarter Earnings

Company Returns to Profitability

     HOUSTON, Oct. 26, 1999 - Compaq Computer Corporation (NYSE: CPQ) today announced worldwide revenue of $9.2 billion for the third quarter ended September 30, 1999. Total revenue for the quarter grew by 5 percent over the third quarter of 1998 (6 percent in constant currency) and was down 2 percent sequentially.

     Compaq reported net income for the third quarter of $140 million, or $0.08 per share. The reported results include previously announced restructuring and related charges of $868 million and a one-time gain of approximately $1.2 billion from the sale of a majority interest in AltaVista Company to CMGI. On an operational basis, net income for the quarter was $117 million or $0.07 per share. [1]

     "In the third quarter, Compaq began to aggressively execute the actions we outlined in July," said Michael Capellas, Compaq President and Chief Executive Officer. "While our revenue numbers were down sequentially, we achieved our earnings per share target, gross margin was up, and operating expenses were down."

     Total gross margin as reported for the third quarter was 23.2 percent. On an operational basis, total gross margin for the third quarter was 23.3 percent, an improvement of 2.8 percentage points from the second quarter.

     Operating expenses in the third quarter were $2.016 billion. Operating expenses decreased from $2.198 billion in the second quarter of 1999 to $1.974 billion on an operational basis in the third quarter, a 10 percent ($224 million) improvement.

Business Overview

     This past July, Compaq said it was aligning its businesses around competitive go-to-market models designed to clarify product, service, and solution roadmaps. The company created three global business units and will report financial results of each group quarterly.

     In the Enterprise Solutions and Services Group, revenue was $4.9 billion, up 12 percent from the third quarter of 1998 and flat sequentially. Segment operating income was $599 million, an increase of 56 percent sequentially and 87 percent from the third quarter of 1998. The enterprise business represented 54 percent of Compaq's revenue in the third quarter.

     Product revenue grew 14 percent year over year to $3.3 billion and was flat sequentially. The Group saw strong growth in its: Industry Standard Server Division, which grew 27 percent over the third quarter of 1998; Business Critical Server Division (Alpha and Himalaya platforms; Tru64 UNIX, OpenVMS, and Linux operating systems), which grew 12 percent over the third quarter of 1998; and Storage Division, which grew 12 percent year over year.

     Services revenue grew 7 percent year over year to $1.6 billion and was down 1 percent sequentially, with Compaq Professional Services growing 17 percent from the third quarter of 1998.

     The Group's performance was underscored by the widespread market acceptance of Compaq's NonStop(tm) eBusiness strategy, which is the foundation of the company's plan to help customers build the next generation Internet infrastructure.

     Compaq's Consumer Group revenue was $1.5 billion, up 22 percent sequentially and 15 percent from the third quarter 1998. Segment operating income was $65 million, an increase of 38 percent sequentially and 51 percent from the third quarter of 1998. The consumer business represented 16 percent of the company's revenue in the quarter.

     Compaq maintained its strong number one worldwide consumer PC marketshare position during the third quarter and experienced unit growth of 53 percent in desktop PCs and 44 percent in mobile PCs year over year. The Consumer Group saw significant year over year growth in Europe, Latin America, Asia Pacific region, and China during the third quarter.

     In the Commercial Personal Computing Group revenue was $2.7 billion, a decrease of 16 percent sequentially and 12 percent from the third quarter 1998. Compaq's commercial PC segment reported an operating loss of $169 million during the third quarter, compared to a loss of $225 million in the second quarter, and an operating profit of $116 million in the third quarter of 1998. Commercial PC products accounted for 30 percent of Compaq's revenue in the third quarter.

     Compaq cited several factors for the decline in its commercial PC business, including reductions in channel inventory; aggressive pricing pressure; and the impact of the Taiwan earthquake.

     "Customer response to the PC products we launched during the quarter was tremendous and we continue to be the number one PC supplier in the world," said Capellas. "Nonetheless, we have not kept pace with shifts in the PC sales and distribution model. We are moving aggressively to new business models which will lead the next generation of PC innovation and Internet access."

     The three business groups' results exclude the effects of AltaVista, Compaq Financial Services, and certain corporate and unallocated shared expenses, which total $426 million in the third quarter compared to $323 million in the third quarter of 1998.

     Overall, the geographic growth of Compaq's business during the third quarter was (on a year over year basis): North America grew 2 percent; EMEA grew 2 percent; Latin America grew 27 percent; Asia-Pacific grew 18 percent; Japan grew 14 percent; Greater China grew 7 percent.

Outlook

     In summary, Capellas said, "We set specific goals for the third quarter. The company returned to profitability, we aligned our businesses around competitive models, and we began to articulate a clear strategy to enable the next-generation Internet infrastructure, a key to accelerating profitable growth for Compaq. We do face some significant challenges, but are confident we will continue to make good progress on our core business objectives and drive increased value for our shareholders."

Company Background

     Compaq Computer Corporation, a Fortune Global 100 company, is the second-largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.Compaq.com .

# # #

  Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:

Compaq Media Relations	Jim Finlaw	jim.finlaw@compaq.com
Compaq Media Relations	Alan E. Hodel	alan.hodel@compaq.com
Compaq Investor Relations	281-514-9549 OR 800-433-2391 investor.relations@compaq.com

COMPAQ COMPUTER CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
(In millions, except par value)	1999	1998
ASSETS

Current assets:
Cash and cash equivalents	$ 2,253	$ 4,091
Short-term investments	1,444	-
Accounts receivable, net	6,618	6,998
Inventories	2,131	2,005
Deferred income taxes	1,808	1,602
Other current assets	452	471
Total current assets	14,706	15,167
Property, plant and equipment, less accumulated depreciation	3,141	2,902
Deferred income taxes	809	1,341
Investments	3,039	354
Intangible and other assets	3,056	3,287
	$ 24,751	$ 23,051

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 1,312	$ -
Accounts payable	3,707	4,237
Deferred income	977	845
Accrued restructuring costs	1,327	1,110
Other current liabilities	4,685	4,541
Total current liabilities	12,008	10,733
Postretirement and other postemployment benefits	539	545
Minority interest	-	422
Stockholders' equity: Preferred stock, $.01 par value (authorized: 10 million shares; issued: none) Common stock and capital in excess of $.01 par value (authorized: 3 billion shares; issued and outstanding: 1,711 million and 1,693 million shares at September 30, 1999 and	-	-
1,698 million and 1,687 million shares at December 31, 1998)	7,555	7,270
Retained earnings	4,658	4,501
Accumulated comprehensive income (loss)	583	(36)
Treasury stock at cost	(592)	(384)
Total stockholders' equity	12,204	11,351
	$ 24,751	$ 23,051

COMPAQ COMPUTER CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

Three months ended September 30,	Nine months ended September 30,

(In millions, except per share amounts)	1999	1998	1999	1998

Revenue:
Products	$ 7,587	$ 7,280	$ 23,187	$ 18,227
Services	1,621	1,511	4,860	2,083
Total revenue	9,208	8,791	28,047	20,310

Cost of sales:
Products	6,009	5,569	18,348	14,576
Services	1,063	1,037	3,300	1,416
Total cost of sales	7,072	6,606	21,648	15,992

Selling, general and administrative expense	1,615	1,581	4,824	3,417
Research and development costs	401	430	1,271	924
Purchased in-process technology	-	-	-	3,234
Restructuring and related charges	868	-	868	393
Gain on sale of businesses	(1,156)	-	(1,182)	-
Other income and expense, net	51	18	119	(56)
	1,779	2,029	5,900	7,912

Income (loss) before provision for income taxes	357	156	499	(3,594)
Provision (benefit) for income taxes	217	41	262	(93)
Net income (loss)	$ 140	$ 115	$ 237	$ (3,501)

Earnings (loss) per common share:
Basic	$ 0.08	$ 0.07	$ 0.15	$ (2.21)
Diluted	$ 0.08	$ 0.07	$ 0.15	$ (2.21)

Shares used in computing earnings (loss) per
Common share:
Basic	1,693	1,675	1,692	1,585
Diluted	1,730	1,737	1,737	1,585

[1]   Operational results exclude the gain from the sale of a majority interest in AltaVista, restructuring and related charges, non-cash AltaVista compensation charges, and related income tax effects.